Exhibit 99.1

FOR RELEASE:	January 5, 2011

Contact:	Douglas J. Glenn
Executive Vice President, General Counsel and
Chief Operating Officer
757-217-3634

HAMPTON ROADS BANKSHARES ANNOUNCES ELECTION OF
W. THOMAS MEARS TO BOARD OF SHORE BANK

Norfolk, Virginia, January 5, 2011:  Hampton Roads Bankshares, Inc. (NASDAQ:  HMPR) (the “Company”), the holding company for Bank of Hampton Roads and Shore Bank (the “Bank”), today announced that W. Thomas Mears had been elected to the Bank’s Board of Directors effective January 3, 2011, coincident with the beginning of his tenure as the Bank’s President and CEO.  With this election, the Bank expanded its Board of Directors to nine members.

Mears joins the Bank from Wilmington Trust, where he was Market Manager – Lower Delaware and Eastern Shore of Maryland.  Prior to Wilmington Trust, Mears served in positions of increasing responsibility with Peninsula Bank, an affiliate of Mercantile Bankshares Corp., from 1989 to 2006, then served as Regional President/Market Executive for PNC after its acquisition of Mercantile Bankshares Corp.  He brings over 20 years of banking experience in markets on the Eastern Shore of Maryland and surrounding areas.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses.  Currently, Bank of Hampton Roads operates twenty-seven banking offices in the Hampton Roads region of southeastern Virginia and twenty-three offices in Virginia and North Carolina doing business as Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, title insurance, and investment products.  Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol HMPR.  Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.
###